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                                    Exhibit 3

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                                                                       EXHIBIT 3

[DURBAN ROODEPOORT DEEP LOGO]

                             DURBAN ROODEPOORT DEEP

                                  NEWS RELEASE

                                                                 4 NOVEMBER 2002

                                                                      150/02-CDR

EMBARGO: FOR IMMEDIATE RELEASE)

                    DRD CONVERTIBLE NOTE ISSUE: MEDIA RELEASE

                  "DRD SUCCESSFULLY RAISES FUNDS FOR EXPANSION"

                        DRD RAISES US$60 MILLION THROUGH
                             CONVERTIBLE NOTE ISSUE

Durban Roodepoort Deep, Limited (DRD) has successfully raised US$60 million, primarily to fund growth, through the issue of four year 6% Senior Convertible Notes, mainly to investors in North America and Europe, Chairman and Chief Executive Officer Mark Wellesley-Wood announced today (4.11.02).

"The transaction gives us the capital we need to fund a new and exciting phase in our company's expansion," Wellesley-Wood said.

Of the net proceeds, DRD expects to use approximately:

- $15 million for capital expenditures to upgrade and improve metallurgical plants and expand mining operations;

-    $15 million for the acquisition of gold producing businesses or companies;

- $15 million for mineral exploration and resource evaluation in South Africa, including the Argonaut Project;

- $7.5 million for capital expenditures designed to reduce administrative and production costs; and

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-    the remainder for general corporate purposes, including working capital.

The $60 million principal amount of convertible notes has been issued at par and is convertible into ordinary shares at a price of $3.75, at the option of the noteholders.

The conversion price represents a premium of approximately 21% to the closing price of the company's ADRs as traded on Nasdaq on Friday, 1 November 2002.

QUERIES:
Mark Wellesley-Wood    082 415 4998

Ian Murray             082 441 4090

Peter North            082 552 6218
                       +27 (0)11 282 8227

Prakash Chandramohan   082 407 4273
                       +27 (0)11 282 8248

James Duncan           082 892 8052
                       +27 (0)11 880 3924

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